Exhibit 99.1
Financial Information
E S S E X P R O P E R T Y T R U S T, I N C.

Consolidated Operating Results	Three Months Ended
(Dollars in thousands, except per share amounts)	March 31,
	2007	2006

Revenues:
Rental and other property	$92,154	$82,233
Management and other fees from affiliates	1,040	824
	93,194	83,057

Expenses:
Property operating, excluding real estate taxes	23,120	21,660
Real estate taxes	7,712	7,170
Depreciation and amortization	21,677	19,320
Interest	18,266	18,412
Amortization of deferred financing costs	677	696
General and administrative	6,096	4,899
Other expenses	-	970
	77,548	73,127
Earnings from operations	15,646	9,930

Interest and other income	2,182	2,394
Equity income (loss) co-investments	1,982	(442)
Minority interests	(5,307)	(4,807)
Income before discontinued operations and
income tax provision	14,503	7,075
Income tax provision	-	(37)
Income before discontinued operations	14,503	7,038

Income and gain from discontinued operations,
net of minority interests	23,043	3,284
Net income	37,546	10,322
Dividends to preferred stockholders	(2,243)	(488)
Net income available to common stockholders	$35,303	$9,834

Net income per share - basic	$1.51	$0.43

Net income per share - diluted	$1.46	$0.43

FUNDS FROM OPERATIONS

Funds from Operations (“FFO”), as defined by the National Association of Real Estate Investment Trusts (“NAREIT”) is generally considered by industry analysts as an appropriate measure of performance of an equity REIT. Generally, FFO adjusts the net income of equity REITs for non-cash charges such as depreciation and amortization of rental properties, gains/losses on sales of real estate and extraordinary items. Management considers FFO to be a useful financial performance measurement of an equity REIT because, together with net income and cash flows, FFO provides investors with an additional basis to evaluate the performance and ability of a REIT to incur and service debt and to find acquisitions and other capital expenditures.

FFO does not represent net income or cash flows from operations as defined by generally accepted accounting principles (“GAAP”) and is not intended to indicate whether cash flows will be sufficient to fund cash needs. It should not be considered as an alternative to net income as an indicator of the REIT’s operating performance or to cash flows as a measure of liquidity. FFO does not measure whether cash flow is sufficient to fund all cash needs including principal amortization, capital improvements and distributions to shareholders. FFO also does not represent cash flows generated from operating, investing or financing activities as defined under GAAP. Management has consistently applied the NAREIT definition of FFO to all periods presented. However, there is a judgment involved and other REITs in calculating FFO may vary from the NAREIT definition for this measure, and thus their disclosure of FFO may not be comparable to Essex’s calculation.

The following table sets forth the Company’s calculation of FFO for the three months ended March 31, 2007 and 2006.

	Three Months Ended March 31,
Funds from operations	2007	2006
Net income available to common stockholders	$35,303	$9,834
Adjustments:
Depreciation and amortization	21,718	20,091
Gains not included in FFO (1)	(14,040)	(3,062)
Minority interests and co-investments (2)	2,406	2,054
Funds from operations	$45,387	$28,917
FFO per share-diluted	$1.70	$1.13

(1)	Amount includes net gain from sale of City Heights and the equivalent to accumulated depreciation on Peregrine Point condominium sales.
(2)
Amount includes the following 2007 adjustments: (i) minority interest related to Operating Partnership units totaling $3.8 million, (ii) depreciation add back and preferred interest for co-investments not recognized for GAAP totaling $0.9 million, and (iii) less adjustments to income from Waterstone at Fremont and City Heights not recognized for FFO totaling $2.3 million.

E S S E X P R O P E R T Y T R U S T, I N C.

Consolidated Balance Sheets
(Dollars in thousands)
	March 31, 2007	December 31, 2006

Real Estate:
Land and land improvements	$577,223	$560,880
Buildings and improvements	2,173,605	2,108,307
	2,750,828	2,669,187
Less: accumulated depreciation	(486,134)	(465,015)
	2,264,694	2,204,172
Real estate - held for sale, net	-	41,221
Real estate under development	152,248	103,487
Investments	64,221	60,451
	2,481,163	2,409,331
Cash and cash equivalents	25,815	23,610
Marketable securities	5,784	-
Other assets	51,093	40,036
Deferred charges, net	12,476	12,863
Total assets	$2,576,331	$2,485,840

Mortgage notes payable	$1,092,407	$1,060,704
Mortgage notes payable - held for sale	-	32,850
Exchangeable bonds	225,000	225,000
Lines of credit	158,374	93,000
Other liabilities	90,434	77,852
Deferred gain	2,193	2,193
Total liabilities	1,568,408	1,491,599

Minority interests	230,259	236,120
Series G cumulative convertible preferred stock, liquidation value	145,912	145,912

Stockholders' Equity:
Common stock	2	2
Series F cumulative redeemable preferred stock, liquidation value	25,000	25,000
Additional paid-in-capital	690,467	686,937
Distributions in excess of accumulated earnings	(83,985)	(97,457)
Accumulated other comprehensive income (loss)	268	(2,273)
Total stockholders' equity	631,752	612,209

Total liabilities and stockholders' equity	$2,576,331	$2,485,840